Exhibit 99.1

Exela Technologies, Inc. Reports Third Quarter 2020 Results

Third Quarter Revenue of $305.3M meets prior guidance on a GAAP basis

Continued Expansion in Gross Profit and Adj. EBITDA Margins

Conference Call Scheduled for Nov 10, 2020 at 11:00 AM ET

Third Quarter 2020 Highlights:

•	Revenue of $305.3 million, a decline of 18.3% on a reported basis and 18.9%(1) on a constant currency basis from Q3 2019
•	Gross profit margin of 23.3%, an increase of approximately 190 basis points from Q2 2020 and 240 basis points from Q3 2019
•	Operating income of $4.8 million, compared with operating loss of $(93.9) million in Q3 2019
•	EBITDA(2) of $37.7 million, compared with EBITDA loss of $(69.4) million in Q3 2019
•	Adjusted EBITDA(3) of $48.7 million on a reported basis; $48.8 million on a constant currency basis; Adjusted EBITDA margin of 16.0%, an increase of 200 basis points from Q2 2020 and consistent with Q3 2019.

Irving, TX– November 9, 2020 – Exela Technologies, Inc. (“Exela” or the “Company”) (NASDAQ: XELA), a location-agnostic global business process automation (“BPA”) leader across numerous industries, announced today its financial results for the third quarter ended September 30, 2020.

“The COVID-19 pandemic has impacted everyone to some degree, including Exela and our customers. While some uncertainty related to the pandemic still remains, we continue to execute well against our plan for value creation in this current environment. Our sequential margin expansion, improving cash flow and rising liquidity in the third quarter is further evidence of our progress,” said Ronald Cogburn, Chief Executive Officer of Exela.

Third Quarter 2020 Financial Highlights

•	Revenue: Revenue for the third quarter of 2020 was $305.3 million, a decline of 18.3% from $373.5 million in the third quarter of 2019.
o	Revenue for the Information and Transaction Processing Solutions segment was $234.4 million, a decline of 19.9% year-over-year, primarily due to reduced customer volumes as a result of COVID-19, as well as the exit of contracts and statements of work from certain customers with revenue that the Company believes are unpredictable, non-recurring, and were not a strategic fit to its long-term success or unlikely to achieve long-term target margins (“transition revenue”).
o	Healthcare Solutions revenue was $54.2 million, a decrease of 12.8% year-over-year, driven by reduced volumes as a result of COVID-19. Healthcare solutions revenue increased 10.2% from $49.2 million in the second quarter of 2020, driven by increased volumes.
o	Legal and Loss Prevention Services revenue was $16.7 million, a decline of 11.2% year-over-year primarily due to a decline in legal claims administration services.
o	Revenue excluding pass through revenues from postage and postage handling with either zero or nominal margins (“pass through revenue”) (4) was $254.4 million in the third quarter of 2020, representing a decrease of 17.9% from $309.9 million in the third quarter of 2019. Revenue excluding pass through revenue increased 0.8% sequentially from $252.5 million in the second quarter of 2020.
o	82% of third quarter 2020 revenue was earned in the Americas, 17% in EMEA and 2% in rest of world.

•	Operating income / (loss): Operating income for the third quarter of 2020 was $4.8 million, compared with operating loss of $93.9 million in the third quarter of 2019. The year-over-year increase in operating income was attributable to gross margin improvements of 237 basis points driven by realigning capacity and costs to reflect changes in customer volumes, lower SG&A expense due to cost containment and lower depreciation and amortization expense in the third quarter of 2020. Additionally, there was no impairment of goodwill and other intangible asset costs in the third quarter of 2020 compared with $97.2 million in the third quarter of 2019.

•	Net Loss: Net Loss for the third quarter of 2020 was $28.3 million, compared with a net loss of $131.3 million in the third quarter of 2019.

•	Adjusted EBITDA: Adjusted EBITDA for the third quarter of 2020 was $48.7 million, a decrease of 19.6% from $60.5 million in the third quarter of 2019, and an increase of 13.0% from $43.1 million in the second quarter of 2020. Adjusted EBITDA margin for the third quarter of 2020 was 16.0%, consistent with 16.2% in third quarter of 2019 and up 200 basis points from 14.0% in second quarter of 2020. The sequential improvement in third quarter 2020 Adjusted EBITDA margin reflects flow through of the Company’s ongoing cost containment initiatives.

Adjusted EBITDA margin was 19.1%, based on revenue excluding pass through revenue, in the third quarter of 2020, an increase from 17.1% compared to second quarter of 2020 on flat revenue. Adjusted EBITDA margin was at 19.5% for the third quarter of 2019.

•	Capital Expenditures: Capital expenditures for the third quarter of 2020 were 0.6% of revenue compared to 0.7% of revenue in the third quarter of 2019.

•	Common Stock: As of September 30, 2020, there were 147,511,430 total shares of common stock outstanding and an additional 4,109,949 shares of common stock reserved for issuance for our outstanding preferred shares on an as-converted basis.

•	Total employees as of September 30, 2020 were 21,000 as compared to 21,073 as of June 30, 2020.

Balance Sheet: At September 30, 2020, Exela’s total net debt was $1.477 billion.

Debt Reduction and Liquidity Improvement

On November 12, 2019, Exela announced that its Board of Directors adopted a debt reduction and liquidity improvement initiative (“Initiative”), with the goal of increasing the Company’s liquidity to approximately $125.0 to $150.0 million, and repaying debt with a target debt reduction of approximately $150.0 to $200.0 million. In accordance with this Initiative, Exela has announced three transactions year-to-date 2020.

•	On January 15, 2020, Exela announced that the Company entered into a 5-year, $160.0 million accounts receivable securitization facility to improve liquidity. The facility is for an initial five-year term, may be extended in accordance with its terms, and is incremental to Exela’s existing $100.0 million revolving facility maturing in July 2022.

•	On March 17, 2020, Exela announced the sale of its Tax Benefit Group (“TBG”) business for $40.0 million, or approximately 1.93x 2019 revenue. Net of closing costs and adjustments, this transaction resulted in proceeds of $38.2 million. For full year 2019, TBG generated total revenue of $20.7 million.

•	On July 23, 2020, Exela announced the sale of its physical records storage and logistics business for $12.3 million. The assets involved in the business generated approximately $1.0 million of EBITDA in 2019.

•	The Company believes it is on schedule for additional divestitures with expected proceeds in the range of $100.0 million to $150.0 million in the aggregate.

Fourth Quarter and Full Year 2020 Revenue Outlook

•	For the fourth quarter of 2020, Exela currently expects revenue to be in the range of $300 million to $310 million.

•	For full year 2020, Exela currently expects revenue to be in the range of $1.28 billion to $1.29 billion.

(1) – Constant currency is a non-GAAP measure. A reconciliation of constant currency is attached to this release.

(2) – EBITDA is a non-GAAP measure. A reconciliation of EBITDA is attached to this release.

(3) – Adjusted EBITDA is a non-GAAP measure. A reconciliation of Adjusted EBITDA is attached to this release.

(4) – Pass through revenue is defined as postage and postage handling revenue with either zero or nominal margins. LMCE is defined as revenue from the low margin contract exit announced in the third quarter of 2018. A reconciliation of revenue net of pass through revenue and LMCE is attached to this release.

Earnings Conference Call and Audio Webcast

Exela will host a conference call to discuss its third quarter 2020 financial results at 11:00 a.m. ET on November10, 2020. To access this call, dial 833-255-2831 or +1-412-902-6724 (international). A replay of this conference call will be available through November 17, 2020 at 877-344-7529 or +1-412-317-0088 (international). The replay passcode is 10149156. A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.exelatech.com). A supplemental slide presentation that accompanies this call and webcast can be found on the investor relations website (http://investors.exelatech.com/) and will remain available after the call.

About Exela

Exela Technologies, Inc. is a business process automation leader, leveraging a global footprint and proprietary technology to provide digital transformation solutions enhancing quality, productivity, and end-user experience. With decades of expertise operating mission-critical processes, Exela serves a growing roster of more than 4,000 customers throughout 50 countries, including over 60% of the Fortune® 100. With foundational technologies spanning information management, workflow automation, and integrated communications, Exela’s software and services include multi-industry department solution suites addressing finance and accounting, human capital management, and legal management, as well as industry-specific solutions for banking, healthcare, insurance, and public sectors. Through cloud-enabled platforms, built on a configurable stack of automation modules, and over 21,000 employees operating in 23 countries, Exela rapidly deploys integrated technology and operations as an end-to-end digital journey partner.

Find out more at www.exelatech.com

Follow Exela on Twitter: https://twitter.com/exelatech

Follow Exela on LinkedIn: https://www.linkedin.com/company/11174620/

About Non-GAAP Financial Measures: This press release includes constant currency, EBITDA and Adjusted EBITDA, each of which is a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Exela believes that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our financial performance, results of operations and liquidity and allows investors to better understand the trends in our business and to better understand and compare our results. Exela’s board of directors and management use constant currency, EBITDA and Adjusted EBITDA to assess Exela’s financial performance, because it allows them to compare Exela’s operating performance on a consistent basis across periods by removing the effects of Exela’s capital structure (such as varying levels of debt and interest expense, as well as transaction costs resulting from the combination of Quinpario Acquisition Corp. 2, SourceHOV Holdings, Inc. and Novitex Holdings, Inc. on July 12, 2017 (the “Novitex Business Combination”) and capital markets-based activities). Adjusted EBITDA also seeks to remove the effects of integration and related costs to achieve the savings, any expected reduction in operating expenses due to the Novitex Business Combination, asset base (such as depreciation and amortization) and other similar non-routine items outside the control of our management team.  Optimization and restructuring expenses and merger adjustments are primarily related to the implementation of strategic actions and initiatives related to the Novitex Business Combination. All of these costs are variable and dependent upon the nature of the actions being implemented and can vary significantly driven by business needs. Accordingly, due to that significant variability, we exclude these charges since we do not believe they truly reflect our past, current or future operating performance. The constant currency presentation excludes the impact of fluctuations in foreign currency exchange rates. We calculate constant currency revenue and Adjusted EBITDA on a constant currency basis by converting our current-period local currency financial results using the exchange rates from the corresponding prior-period and compare these adjusted amounts to our corresponding prior period reported results. Exela does not consider these non-GAAP measures in isolation or as an alternative to liquidity or financial measures determined in accordance with GAAP. A limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in Exela’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures and therefore the basis of presentation for these measures may not be comparable to similarly-titled measures used by other companies. These non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP. Net loss is the GAAP measure most directly comparable to the non-GAAP measures presented here. For reconciliation of the comparable GAAP measures to these non-GAAP financial measures, see the schedules attached to this release.

Restatement: As described in additional detail in the Explanatory Note to the Company’s Annual Report on Form 10-K filed with the SEC on June 9, 2020 (the “Annual Report”), the Company restated its audited consolidated financial statements in the for the years ended December 31, 2018 and 2017 and its unaudited quarterly results for the first three fiscal quarters in the fiscal year ended December 31, 2019 and each fiscal quarter in the fiscal year ended December 31, 2018 in the Annual Report. Previously filed annual reports on Form 10-K and quarterly reports on Form 10-Q for the periods affected by the restatement have not been amended. See Note 20, Unaudited Quarterly Financial Data, of the Notes to the consolidated financial statements in the Annual Report for the impact of these adjustments on each of the quarterly periods in fiscal 2018 and for the first three quarters of fiscal 2019. All amounts in this release affected by the restatement adjustments reflect such amounts as restated.

Forward-Looking Statements: Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may”, “should”, “would”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “continue”, “future”, “will”, “expect”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding our industry, future events, estimated or anticipated future results and benefits, future opportunities for Exela, and other statements that are not historical facts. These statements are based on the current expectations of Exela management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties, including without limitation those discussed under the heading “Risk Factors” in the Annual Report. In addition, forward-looking statements provide Exela’s expectations, plans or forecasts of future events and views as of the date of this communication. Exela anticipates that subsequent events and developments will cause Exela’s assessments to change. These forward-looking statements should not be relied upon as representing Exela’s assessments as of any date subsequent to the date of this press release.

Exela Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

As of September 30, 2020 and December 31, 2019

(in thousands of United States dollars except share and per share amounts)

	September 30,	December 31,
	2020	2019
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	$37,176	$6,198
Restricted cash	6,032	7,901
Accounts receivable, net of allowance for doubtful accounts of $5,444 and $4,975, respectively	214,949	261,400
Related party receivables	786	716
Inventories, net	17,428	19,047
Prepaid expenses and other current assets	33,359	23,663
Total current assets	309,730	318,925
Property, plant and equipment, net of accumulated depreciation of $181,310 and $176,995, respectively	91,846	113,637
Operating lease right-of-use assets, net	67,522	93,627
Goodwill	359,270	359,771
Intangible assets, net	304,958	342,443
Deferred income tax assets	12,192	12,032
Other noncurrent assets	24,907	17,889
Total assets	$1,170,425	$1,258,324

Liabilities and Stockholders' Equity (Deficit)
Liabilities
Current liabilities
Accounts payable	$61,788	$86,167
Related party payables	162	1,740
Income tax payable	1,695	352
Accrued liabilities	109,336	121,553
Accrued compensation and benefits	53,904	48,574
Accrued interest	23,274	48,769
Customer deposits	15,605	27,765
Deferred revenue	18,071	16,282
Obligation for claim payment	36,284	39,156
Current portion of finance lease liabilities	12,599	13,788
Current portion of operating lease liabilities	20,049	25,345
Current portion of long-term debts	38,042	36,490
Total current liabilities	390,809	465,981
Long-term debt, net of current maturities	1,491,969	1,398,385
Finance lease liabilities, net of current portion	13,448	20,272
Pension liabilities	24,885	25,681
Deferred income tax liabilities	7,682	7,996
Long-term income tax liabilities	2,808	2,806
Operating lease liabilities, net of current portion	50,085	73,282
Other long-term liabilities	16,202	6,962
Total liabilities	1,997,888	2,001,365
Commitments and Contingencies (Note 8)

Stockholders' equity (deficit)
Common stock, par value of $0.0001 per share; 1,600,000,000 shares authorized; 154,866,550 shares issued and 147,511,430 shares outstanding at September 30, 2020 and 153,638,836 shares issued and 150,851,689 shares outstanding at December 31, 2019	15	15
Preferred stock, par value of $0.0001 per share; 20,000,000 shares authorized; 3,290,050 shares issued and outstanding at September 30, 2020 and 4,294,233 shares issued and outstanding at December 31, 2019	1	1
Additional paid in capital	446,739	445,452
Less: Common Stock held in treasury, at cost; 7,355,120 shares at September 30, 2020 and 2,787,147 shares at December 31, 2019	(10,949)	(10,949)
Equity-based compensation	51,816	49,336
Accumulated deficit	(1,301,187)	(1,211,508)
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(6,044)	(7,329)
Unrealized pension actuarial losses, net of tax	(7,854)	(8,059)
Total accumulated other comprehensive loss	(13,898)	(15,388)
Total stockholders’ deficit	(827,463)	(743,041)
Total liabilities and stockholders’ deficit	$1,170,425	$1,258,324

Exela Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations for the three and nine months ended September 30, 2020 and 2019

(in thousands of United States dollars except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
		2019		2019
	2020	(Restated)	2020	(Restated)
Revenue	$305,280	$373,545	$978,453	$1,168,751
Cost of revenue (exclusive of depreciation and amortization)	234,222	295,445	768,548	909,877
Selling, general and administrative expenses (exclusive of depreciation and amortization)	42,837	48,347	140,224	149,186
Depreciation and amortization	22,095	25,079	68,127	76,482
Impairment of goodwill and other intangible assets	—	97,158	—	97,158
Related party expense	1,360	1,430	4,058	7,759
Operating income (loss)	4,766	(93,914)	(2,504)	(71,711)
Other expense (income), net:
Interest expense, net	43,612	40,573	129,639	120,235
Debt modification and extinguishment costs	—	—	—	1,404
Sundry expense (income), net	(434)	165	(251)	1,569
Other expense (income), net	(10,414)	406	(45,655)	4,424
Net loss before income taxes	(27,998)	(135,058)	(86,237)	(199,343)
Income tax benefit (expense)	(320)	3,769	(3,440)	(5,689)
Net loss	$(28,318)	$(131,289)	$(89,677)	$(205,032)
Cumulative dividends for Series A Preferred Stock	(976)	(884)	(394)	(2,712)
Net loss attributable to common stockholders	$(29,294)	$(132,173)	$(90,071)	$(207,744)
Loss per share:
Basic and diluted	$(0.20)	$(0.91)	$(0.61)	$(1.43)

Exela Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the nine months ended September 30, 2020 and 2019

(in thousands of United States dollars unless otherwise stated)

	Nine Months Ended September 30,
		2019
	2020	(Restated)
Cash flows from operating activities
Net loss	$(89,677)	$(205,032)
Adjustments to reconcile net loss
Depreciation and amortization	68,127	76,482
Original issue discount and debt issuance cost amortization	10,979	8,730
Impairment of goodwill and other intangible assets	—	97,158
Debt modification and extinguishment costs	—	1,049
Provision for doubtful accounts	415	4,402
Deferred income tax provision	(417)	1,632
Share-based compensation expense	2,480	6,903
Foreign currency remeasurement	(499)	(173)
Loss (gain) on sale of assets	(44,868)	123
Fair value adjustment for interest rate swap	23	4,965
Change in operating assets and liabilities, net effect from acquisitions:
Accounts receivable	44,197	3,501
Prepaid expenses and other assets	(8,012)	2,377
Accounts payable and accrued liabilities	(48,257)	(41,146)
Related party balances	(362)	(5,198)
Additions to outsource contract costs	(289)	(3,130)
Net cash used in operating activities	(66,160)	(47,357)

Cash flows from investing activities
Purchases of property, plant, and equipment	(6,893)	(10,797)
Additions to internally developed software	(2,988)	(5,074)
Cash paid in acquisition, net of cash received	(12,500)	(5,000)
Proceeds from sale of assets	50,126	360
Net cash provided by (used in) investing activities	27,745	(20,511)

Cash flows from financing activities
Repurchases of Common Stock	—	(3,480)
Borrowings from other loans	28,626	21,530
Borrowings under factoring arrangement and A/R Facility	166,786	48,748
Principal repayment on borrowings under factoring arrangement and A/R Facility	(84,121)	(49,243)
Cash paid for withholding taxes on vested RSUs	—	(223)
Proceeds from senior secured term loans	—	29,850
Lease terminations	(331)	(314)
Cash paid for debt issuance costs	(12,708)	(7)
Borrowings from senior secured revolving facility	29,750	130,500
Repayments on senior secured revolving facility	(14,200)	(91,500)
Principal payments on finance lease obligations	(9,614)	(13,598)
Principal repayments on senior secured term loans and other loans	(37,283)	(32,996)
Net cash provided by financing activities	66,905	39,267
Effect of exchange rates on cash	619	(29)
Net increase (decrease) in cash and cash equivalents	29,109	(28,630)
Cash, restricted cash, and cash equivalents
Beginning of period	14,099	43,854
End of period	$43,208	$15,224

Supplemental cash flow data:
Income tax payments, net of refunds received	$2,767	$6,981
Interest paid	140,751	131,744
Noncash investing and financing activities:
Assets acquired through right-of-use arrangements	2,472	9,352
Settlement gain on related party payable to Ex-Sigma 2	1,287	—
Accrued capital expenditures	1,699	2,388

Exela Technologies

Schedule 1: Third Quarter and YTD 2020 vs. Third Quarter and YTD 2019 Financial Performance

$ in millions	Q3'20	Q3'19	Change ($)	YTD'20	YTD'19	Change ($)
Information and Transaction Processing Solutions	234.4	292.6	(58.2)	761.5	927.6	(166.1)
Healthcare Solutions	54.2	62.1	(7.9)	167.4	186.8	(19.4)
Legal and Loss Prevention Services	16.7	18.8	(2.1)	49.5	54.2	(4.7)
Total Revenue	305.3	373.5	(68.3)	978.5	1,168.8	(190.3)
% change	-18%			-16%

Cost of revenue (exclusive of depreciation and amortization)	234.2	295.4	(61.2)	768.5	909.9	(141.3)
Gross profit	71.1	78.1	(7.0)	209.9	258.9	(49.0)
as a % of revenue	23%	21%	2%	21%	22%	-0.7%

SG&A	42.8	48.3	(5.5)	140.2	149.2	(9.0)
Depreciation and amortization	22.1	25.1	(3.0)	68.1	76.5	(8.4)
Impairment of goodwill and other intangible assets	-	97.2	(97.2)	-	97.2	(97.2)
Related party expense	1.4	1.4	(0.1)	4.1	7.8	(3.7)
Operating (loss) income	4.8	(93.9)	98.7	(2.5)	(71.7)	69.2
as a % of revenue	2%	-25%	27%	0%	-6%	5.9%

Interest expense, net	43.6	40.6	3.0	129.6	120.2	9.4
Sundry expense (income) & Other income, net	(10.8)	0.6	(11.4)	(45.9)	6.0	(51.9)
Net loss before income taxes	(28.0)	(135.1)	107.1	(86.2)	(199.3)	113.1
Income tax expense (benefit)	0.3	(3.8)	4.1	3.4	5.7	(2.2)
Net income (loss)	(28.3)	(131.3)	103.0	(89.7)	(205.0)	115.4
as a % of revenue	-9%	-35%	26%	-9%	-18%	8.4%

Depreciation and amortization	22.1	25.1	(3.0)	68.1	76.5	(8.4)
Interest expense, net	43.6	40.6	3.0	129.6	120.2	9.4
Income tax expense (benefit)	0.3	(3.8)	4.1	3.4	5.7	(2.2)
EBITDA	37.7	(69.4)	107.1	111.5	(2.6)	114.2
as a % of revenue	12%	-19%	31%	11%	0%	11.6%

EBITDA Adjustments
1 Gain / loss on derivative instruments	(0.9)	0.6	(1.5)	(0.5)	5.0	(5.5)
2 Non-Cash and Other Charges	(1.9)	111.4	(113.3)	(22.7)	136.0	(158.7)
3 Transaction and integration costs	2.6	1.2	1.4	11.7	4.2	7.5
Sub-Total (Adj. EBITDA before O&R)	37.4	43.7	(6.3)	100.1	142.6	(42.5)
4 Optimization and restructuring expenses	11.3	16.8	(5.6)	36.1	59.2	(23.1)
Adjusted EBITDA	48.7	60.5	(11.9)	136.2	201.8	(65.6)
as a % of revenue	16.0%	16.2%	-0.3%	13.9%	17.3%	-3.3%

Exela Technologies

Schedule 2: Reconciliation of Adjusted EBITDA and constant currency revenues

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

Non-GAAP constant currency revenue reconciliation

	Three months ended		Nine months ended
($ in millions)	30-Sep-20	30-Sep-19	30-Sep-20	30-Sep-19
Revenues, as reported (GAAP)	$305.3	$373.5	$978.5	$1,168.8
Foreign currency exchange impact (1)	(2.4)		0.8
Revenues, at constant currency (Non-GAAP)	$302.9	$373.5	$979.2	$1,168.8

(1) Constant currency excludes the impact of foreign currency fluctuations and is computed by applying the average exchange rates for the three months and nine months ended September 30, 2019, to the revenues during the corresponding period in 2020.

Reconciliation of Adjusted EBITDA

	Three months ended		Nine months ended
($ in millions)	30-Sep-20	30-Sep-19	30-Sep-20	30-Sep-19
Net loss (GAAP)	$(28.3)	$(131.3)	$(89.7)	$(205.0)
Interest expense	43.6	40.6	129.6	120.2
Taxes	0.3	(3.8)	3.4	5.7
Depreciation and amortization	22.1	25.1	68.1	76.5
EBITDA (Non-GAAP)	$37.7	$(69.4)	$111.5	$(2.6)
Transaction and integration costs	2.6	1.2	11.7	4.2
Optimization and restructuring expenses	11.3	16.8	36.1	59.2
Gain / loss on derivative instruments	(0.9)	0.6	(0.5)	5.0
Other Charges	(1.9)	111.4	(22.7)	136.0
Adjusted EBITDA (Non-GAAP)	$48.7	$60.5	$136.2	$201.8
Foreign currency exchange impact (1)	0.1		1.1	-
Adjusted EBITDA, at constant currency (Non-GAAP)	$48.8	$60.5	$137.3	$201.8

(1) Constant currency excludes the impact of foreign currency fluctuations and is computed by applying the average exchange rates for the three months and nine months ended September 30, 2019, to the adjusted EBITDA during the corresponding period in 2020.

Schedule 3: Non-GAAP Revenue reconciliation & Adjusted EBITDA margin on Revenue net of pass through & LMCE

Non-GAAP revenue reconciliation & Adjusted EBITDA margin on revenue net of pass through & LMCE

	Three months ended		Nine months ended
($ in millions)	30-Sep-20	30-Sep-19	30-Sep-20	30-Sep-19
Revenues, as reported (GAAP)	$305.4	$373.5	$978.5	$1,168.8
(-) Postage & postage handling	51.0	63.6	176.0	205.3
Revenue - Net of pass through (Non-GAAP)	$254.4	$309.9	$802.6	$963.5
(-) LMCE	-	-	-	2.1
Revenue - Net of pass through & LMCE (Non-GAAP)	$254.4	$309.9	$802.6	$961.4
Revenue growth %	(17.9)%		(16.5)%

Adjusted EBITDA (Non-GAAP)	$48.7	$60.5	$136.2	$201.8

Adjusted EBITDA margin	19.1%	19.5%	17.0%	21.0%

Media Contact: Kevin McLaughlin

E: kevin.mclaughlin@icrinc.com

T: 646-277-1234

Investor Contact: William Maina

E: IR@exelatech.com

T: 646-277-1236